Exhibit No. 99.1

For:	Encore Medical Corporation	FOR IMMEDIATE RELEASE

Contact:	Harry L. Zimmerman, Executive Vice President – General Counsel
(512) 832-9500
Harry_Zimmerman@encoremed.com

Investors: Euro RSCG Life NRP
John Capodanno (212) 845-4258
news@eurorscg.com

Media: Euro RSCG Life NRP
Brian Ritchie (212) 845-4269
news@eurorscg.com

ENCORE MEDICAL REPORTS RECORD THIRD QUARTER REVENUE AND OPERATING INCOME

SALES IN ALL DIVISIONS INCREASE OVER PRIOR YEAR RESULTS

October 27, 2003, Austin, Texas – Encore Medical Corporation (NASDAQ: ENMC) today released its results for the third quarter and nine months ended September 27, 2003. For the third quarter of 2003, Encore reported record sales of $27.3 million compared to $24.5 million of sales in the third quarter of 2002, an increase of 11 percent. Gross margin increased 18 percent to $13.7 million for the third quarter of 2003 (50.1 percent of sales) from $11.6 million in the third quarter of 2002 (47.3 percent of sales). Additionally, operating income increased 11 percent for the third quarter to $2.3 million as compared to $2.1 million in the third quarter of 2002.

For the first nine months of 2003, Encore’s sales increased 16 percent to $80.2 million, compared to $69.3 million for the comparable period in 2002. Gross margin increased 20 percent to $39.6 million for the nine months ended September 27, 2003 from $32.9 million for the nine months ended September 28, 2002. Operating income increased 34 percent for the first nine months of 2003 to $6.5 million compared to $4.9 million for the first nine months of 2002. While approximately half of these increases for the first nine months of 2003 are to due to the inclusion of a full year of results for the Chattanooga Group Division, which was part of Encore for an additional six weeks in 2003 as compared to 2002, the remaining increases are largely due to improved performance in the Surgical and Chattanooga Group Divisions as compared to their performance in 2002.

While achieving positive results for both the third quarter and first nine months of 2003, Encore incurred a net loss during those periods due to one time interest expense charges generated as a result of the payoff of the outstanding indebtedness of the Company to its financial institutions during the third quarter. The funds to pay off this debt were raised in an approximately $43 million offering of the Company’s common stock completed in August 2003. The net loss for the third quarter of 2003 was $4.7 million (a loss of $0.20 per diluted share) as compared to net income of $120,000 in the third quarter of 2002 ($0.00 per diluted share). The net loss for the nine months ended September 27, 2003 was $4.5 million (a loss of $0.30 per diluted share), as compared to breaking even the first nine months of 2002 ($0.00 per diluted share). These losses were primarily the result of the early payment of the outstanding debt, causing Encore to expense approximately $7.7 million in prepayment penalties and unamortized warrant and debt issue costs. After adjusting for these one time debt-related costs, Encore’s net income for the third quarter and nine months ended September 27, 2003 would have been $754,000 and $1,088,000, respectively.

“This has been an excellent quarter for Encore. Not only did we complete a highly successful offering and raise enough money to retire almost all of our debt, but our sales hit a record high, our margins are improving and our operating income increased in line with our revenue growth,” commented Kenneth W. Davidson, Chairman and Chief Executive Officer of Encore. “We are still on track to achieve the goals we set for this year of revenue between $105 and $108 million with operating income between $9 and $10 million.”

On a divisional basis, sales in the Surgical Division increased to $8.9 million for the third quarter 2003, which is a 19 percent increase over the third quarter of 2002. This brought the Surgical Division’s year-to-date sales increase to 10 percent over the same period in 2002. Sales for the Surgical Division totaled $26.2 million for the first nine months of 2003. The Chattanooga Group Division sales increased to $14.3 million for the third quarter of 2003, an 8 percent increase over 2002. For the first nine months of 2003, sales in this division which was part of Encore for an additional six weeks in 2003 as compared to 2002, totaled $42.9 million, which is a 31 percent increase over the first nine months of 2002. Sales also increased in the Soft Goods Division when compared to 2002. Sales of the Soft Goods Division during the third quarter of 2003 were $4.1 million compared to $3.7 million in 2002. On a consolidated basis, the Company’s sales for the first nine months of 2003 increased in both the domestic and international marketplaces, with domestic sales increasing 13 percent for the first nine months of 2003 and international sales reporting a 41 percent gain over the first nine months of 2002.

Gross margin as a percentage of sales on a consolidated basis also improved from 47.3 percent in the third quarter of 2002 to 50.1 percent in the third quarter of 2003. For the nine-month period ended September 27, 2003, consolidated gross margin increased to 49.4 percent of sales compared to 47.5 percent of sales for the comparable period in 2002. Individually, each division exhibited increases in its gross margin as a percentage of sales in the third quarter of 2003 over the third quarter of 2002. The Surgical Division increased its gross margin to 70.3 percent from 67.2 percent, the Chattanooga Group Division increased to 42.0 percent from 41.4 percent and the Soft Goods Division increased to 34.1 percent from 28.5 percent. Comparing the gross margins as a percentage of sales of each of the Company’s divisions for the nine-month period, the Surgical Division increased to 70.0 percent from 68.2 percent, the Chattanooga Group Division increased to 40.9 percent from 39.9 percent, and the Soft Goods Division increased to 33.6 percent from 28.6 percent.

“This quarter we saw growth in all divisions. I am pleased with our progress as we continue to build this company. Our results for the third quarter and the first nine months of 2003 have set the stage for continued growth and improved performance in each division,” commented Paul Chapman, President of Encore. “We believe we are building and improving our Surgical Division sales force, launching new products in each division and working hard every day to increase our operating efficiencies and our operating income.”

Encore Medical Corporation designs, manufactures, markets and distributes a comprehensive range of high quality orthopedic devices, sports medicine equipment and related products for the orthopedic industry. Based in Austin, Texas, Encore sells its products to orthopedic surgeons, physical and occupational therapists and other orthopedic specialists who use its products to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports related injuries. Encore offers a comprehensive suite of reconstructive joint products, trauma products and spinal implants, a complete line of orthopedic soft goods, patient safety devices, and pressure care products. Through its Chattanooga Group Division, Encore is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States. Encore is known for producing high quality, innovative products and continues to develop new products to meet the needs of the orthopedic community. For more information, visit www.encoremed.com.

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Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to successfully complete one or more secondary public offerings, and the ability to locate and integrate future acquisitions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

ENCORE MEDICAL CORPORATION

FINANCIAL HIGHLIGHTS

FOR THE QUARTER AND NINE MONTHS ENDED

(in thousands, except per share data)

(unaudited)

	Quarter Ended				Nine Months Ended
	9/27/03		9/28/02		9/27/03		9/28/02
	$	%	$	%	$	%	$	%
Sales	$27,283	100.0%	$24,474	100.0%	$80,173	100.0%	$69,302	100.0%

Cost of goods sold	13,625	49.9%	12,903	52.7%	40,552	50.6%	36,391	52.5%

Gross margin	13,658	50.1%	11,571	47.3%	39,621	49.4%	32,911	47.5%

Operating expenses
Research and development	1,400	5.1%	947	3.9%	3,811	4.8%	2,427	3.5%
Selling, general and administrative	9,955	36.5%	8,541	34.9%	29,301	36.5%	25,630	37.0%

Operating income	2,303	8.5%	2,083	8.5%	6,509	8.1%	4,854	7.0%

Interest income	23	0.1%	21	0.1%	80	0.1%	95	0.1%
Interest expense	(1,217)	(4.5%)	(1,991)	(8.1%)	(5,135)	(6.4%)	(5,193)	(7.5%)
Early extinguishment of debt	(7,674)	(28.1%)	—	0.0%	(7,674)	(9.6%)	—	0.0%
Other income (expense), net	(51)	(0.2%)	103	0.4%	36	0.1%	208	0.3%

Income (loss) before income taxes	(6,616)	(24.2%)	216	0.9%	(6,184)	(7.7%)	(36)	(0.1%)

Provision(benefit) for income taxes	(1,899)	(6.9%)	96	0.4%	(1,679)	(2.1%)	(36)	(0.1%)

Net income (loss)	$(4,717)	(17.3)%	$120	0.5%	$(4,505)	(5.6%)	$0	0.0%

Basic earnings (loss) per common share	$(0.20)		$0.01		$(0.30)		$0.00

Diluted earnings (loss) per common share	$(0.20)		$0.00		$(0.30)		$0.00

Basic weighted average number of shares outstanding	23,098		10,377		14,947		10,315

Diluted weighted average number of shares outstanding	23,098		26,654		14,947		26,401

The following table has been provided to reconcile the Company’s net loss for the three and nine-month periods ended September 27, 2003 to adjusted income. The adjusted income excludes the impact of the expensing of prepayment penalties and unamortized warrant and debt issue costs associated with the early extinguishment of debt during the third quarter of 2003. The adjusted income has been included as it is deemed to provide meaningful information regarding the Company’s current period performance excluding the additional expense associated with the early debt extinguishment, which is a non-recurring transaction the Company consummated upon the closing of an approximately $43 million offering of the Company’s common stock in August 2003.

Reconciliation of Adjusted Income
	Quarter Ended 9/27/03	Nine Months Ended 9/27/03
Loss before taxes, as reported	$(6,616)	$(6,184)
Warrant expense, debt issues costs and prepayment penalties expensed in connection with early payment of debt	7,674	7,674

Income before taxes, as adjusted	1,058	1,490
Provision for income taxes	304	402

Income, as adjusted	$754	$1,088